Exhibit 99.1

PRESS RELEASE
For Immediate Release

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	(417) 625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

DECLARATION OF DIVIDENDS, EARNINGS REPORT

JOPLIN, MO, October 28, 2004 – At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable December 15, 2004, to holders of record as of December 1, 2004.

The Company reported earnings for the third quarter of 2004 of $16.2 million, or $0.64 per share (basic) and $0.63 per share (diluted), as compared to earnings in the same quarter of 2003 of $16.3 million, or $0.71 per share (basic and diluted).

Earnings declined for the third quarter of 2004 as compared to the third quarter of 2003, predominately due to a decrease in revenue.  Revenues decreased $4.3 million, or an estimated $0.12 per share, mainly due to cooler weather during the period and a reduction in off-system sales.  Increased customer growth had a positive effect on revenues.  Earnings per share also declined due to the estimated $0.08 dilutive effect from additional outstanding shares, primarily attributable to the sale of 2,300,000 shares of common stock in December 2003 and January 2004.

Positively impacting earnings was a decrease in total pre-tax fuel and purchased power costs of $4.2 million which contributed $0.12 per share to earnings.  This decrease in fuel and purchased power costs reflects less need for purchased power and generation from our plants primarily due to the cool temperatures during the quarter as well as decreased costs resulting from our gas hedging programs and the effect in the prior period of a fuel contract settlement in 2003.

The Company reported earnings for the twelve months ended September 30, 2004 of $24.7 million, or $1.00 per share (basic) and $0.99 per share (diluted).  This compared to earnings of $28.3 million, or $1.25 per share (basic and diluted), for the twelve months ended September 30, 2003.

Revenues were essentially flat between the two years at $324 million with increases in customer growth and rates being offset by less favorable weather during much of the period and a significant decrease in off-system sales.

Increases in total pre-tax fuel and purchased power costs reduced earnings per share by approximately $0.02 per share for the twelve months ended September 30, 2004 as compared to the same period in 2003.  We are unable to recover in rates most of the increase in these fuel costs due to the lack of a fuel adjustment provision in Missouri.  Pension and health care expenses increased $2.0 million, reducing earnings by an estimated $0.06 per share, while increased depreciation and property taxes reduced earnings by an estimated $0.11 per share. The dilutive effect of the additional shares noted above was an estimated $0.10 per share for the twelve months ended September 30, 2004 as compared to 2003.  Decreases in interest expense had an estimated $0.04 per share positive impact on earnings.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com

October 28, 2004

Bill Gipson, President and CEO, will host a conference call tomorrow morning, October 29, 2004, at 10:00 a.m. EDT to discuss the earnings for the third quarter and twelve months ended September 30, 2004.  To access the conference call, parties should dial 1-800-295-3991 (International 617-614-3924) any time after 9:45 a.m. EDT. The presentation can also be accessed from Empire’s website at www.empiredistrict.com.  Forward-looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended Sept 30,		Twelve Months Ended Sept 30,
	2004	2003	2004	2003
Operating Revenues	$96,742,000	$101,029,000	$324,243,000	$324,416,000
Net Income	$16,235,000	$16,298,000	$24,736,000	$28,253,000
Weighted Average Number of Common Shares Outstanding - Basic	25,539,226	22,826,643	24,858,904	22,674,485
Weighted Average Number of Common Shares Outstanding - Diluted	25,585,988	22,839,041	24,909,921	22,677,483
Basic Earnings per Weighted Average Share of Common Stock	$0.64	$0.71	$1.00	$1.25
Diluted Earnings per Weighted Average Share of Common Stock	$0.63	$0.71	$0.99	$1.25

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, utility industry technical training, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100
• FAX: 417-625-5169 • www.empiredistrict.com